Exhibit 12
                                                                       Form 10-Q
                                                                    For the Nine
                                                                    Months Ended

                                                              September 30, 2000


                                   AT&T Corp.
                Computation of Ratio of Earnings to Fixed Charges

                              (Dollars in Millions)
                                   (Unaudited)


Income before income taxes                            $9,916

Add net equity investment losses, net of
  distributions of less than 50% owned
  affiliates                                             755

Add fixed charges, excluding capitalized interest      2,671

Total earnings before income taxes and
  fixed charges                                      $13,342


Fixed Charges:

Total interest expense                                $2,158

Capitalized interest                                     224

Interest portion of rental expense                       243

Dividend requirements on subsidiary preferred
  stock and interest on trust preferred
  securities                                             270

  Total fixed charges                                $ 2,895

Ratio of earnings to fixed charges                       4.6